EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated August 10, 2016, with respect to the statement of condition including the related portfolio of High Yield Corporate Trust, 4-7 Year Series 8 (included in Invesco Unit Trusts, Taxable Income Series
581) as of August 10, 2016, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-210744) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                          /s/ GRANT THORNTON LLP


New York, New York
August 10, 2016